Exhibit 99.1

FOR RELEASE:	Immediately	Nordson Corporation
CONTACT:	Lara Mahoney	28601 Clemens Road
	Vice President,	Westlake, Ohio 44145 USA
Investor Relations & Corporate Communications
440.414.5639
Lara.Mahoney@nordson.com

Nordson Corporation Announces CEO Succession Plan

Westlake, Ohio – (February 28, 2019) – Nordson Corporation (NASDAQ-NDSN) today announced that Michael F. Hilton plans to retire as President and Chief Executive Officer after nine successful years with the company. The Board of Directors has initiated a search of internal and external candidates for his successor. Throughout this process, Mr. Hilton will remain in his current role as President and CEO to ensure a smooth transition.

During Mr. Hilton’s tenure, Nordson grew from $819 million to $2.3 billion in sales driven by a deepened focus on innovative products, emerging markets, and strategic acquisitions. Mr. Hilton led over 30 transactions at Nordson, including acquisitions that established new product platforms in medical, test and inspection, and flexible packaging. He also was an advocate of continuous improvement and drove enterprise-wide operational enhancements, most notably creating the Nordson Business System. With his leadership, Nordson delivered top quartile shareholder return of approximately 18 percent CAGR.

“After nine years with Nordson, I’ve shared with our Board of Directors my intent to retire by calendar year-end. I know Nordson’s strong leadership team will continue to enhance the company’s great legacy. We have entered new markets and grown this business while holding true to Nordson’s core values of integrity, respect for people, customer passion, excellence, and energy. It has been an honor to lead Nordson’s global team of approximately 7,500 associates. Throughout the year, I will continue to lead this company forward as we work toward achieving our 2019 objectives. I also will work closely with the Board of Directors to ensure a smooth leadership transition,” said Mr. Hilton.

Michael Merriman, Chairman of the Board of Directors, said, “On behalf of the entire Board and Nordson team, I want to thank Mike for his vision and leadership. Mike has done a tremendous job of diversifying and growing the company through both innovation and acquisition, which has driven the company to record sales and profitability. As we look forward, the Board intends to identify a leader who will build upon Nordson’s great foundation and further enhance value and opportunities for our employees, customers, and shareholders.”

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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